Exhibit 99.1

Four Oaks Fincorp, Inc. Announces Positive Earnings in 2012’S First Quarter

FOUR OAKS, N.C.--(BUSINESS WIRE)--May 2, 2012--Four Oaks Fincorp, Inc. (OTCBB:FOFN) (the “Company”), the holding company for Four Oaks Bank & Trust Company (the “Bank”), today announced the results for the first quarter ended March 31, 2012. Net income for the first quarter ended March 31, 2012 was $552,000 compared to a net loss of $1.1 million for the same period of 2011. The decrease in the provision for loan losses for the three months ended March 31, 2012 was $247,000 as compared to an increase of $2.6 million for the same period in 2011. The Company had $1.5 million in net charge-offs recognized during the first quarter of 2012 as compared to $2.6 million in net charge-offs recognized for the same period in 2011. Nonaccrual loans were $56.4 million at March 31, 2012, up from the year-ago level of $53.9 million at March 31, 2011, but down from $60.1 million at December 31, 2011. Elevated levels of nonperforming assets and charge-offs led us to increase our allowance for loan losses (ALLL) as a percentage of gross loans to 3.34% or $19.4 million at March 31, 2012 as compared to 3.25% or $22.1 million as of March 31, 2011. 19.6% or $5.9 million of the March 31, 2012, ALLL represents specific reserves on impaired loans as compared to 23.7% or $7.7 million at March 31, 2011. Management believes the March 31, 2012 allowance for loan losses is adequate to absorb probable losses inherent in the loan portfolio. We believe the strengthened internal controls related to the identification and valuation of impaired loans that we put in place during 2011 resulted in more timely recognition of impaired assets resulting in more effective resolution of the issues. In 2012 our focus is directed to moving impaired assets off of our balance sheet.

The Bank had total risk based capital of 10.3%, tier 1 risk based capital of 9.0%, and leverage ratio of 5.2% at March 31, 2012, as compared to 9.6%, 8.3%, and 6.0%, respectively, at March 31, 2011. The Company had total risk based capital of 10.8%, tier 1 risk based capital of 7.4%, and leverage ratio of 4.5% at March 31, 2012, as compared to 10.2%, 7.2%, and 5.1%, respectively, at March 31, 2011. We continue actively assessing our alternatives for preserving and improving capital, which may include increasing tangible common equity and regulatory capital, reducing our balance sheet, or other strategies.

Asset Quality:

Total nonperforming assets were $69.7 million or 7.5% of total assets at March 31, 2012, as compared to $62.2 million or 6.5% of total assets at March 31, 2011, and $72.0 million or 7.9% of assets at December 31, 2011. The increase in nonperforming loans relative to the year-ago figure was primarily attributable to construction/land development loans, residential loans, and commercial real estate loans. Foreclosed assets totaled $13.3 million at March 31, 2012, up from $8.2 million at March 31, 2011, due to $13.7 million of additions, $5.7 million of sales, and $2.5 million in write-downs from declining real estate valuations. Troubled debt restructurings (TDRs) totaled $44.9 million at March 31, 2012, and are comprised of $35.1 million which were included in nonaccrual loans and $9.8 million which were performing loans. This compares to total TDRs at March 31, 2011 of $51.1 million comprised of $27.6 million non-performing TDRs which were included in nonaccrual loans and $23.5 million which were performing loans. We are in substantial compliance with the written agreement in place with our regulators, which calls for the Company to reduce problem assets and concentrations of credit, while also increasing capital.

Net Interest Income and Net Interest Margin:

Net interest income after the provision for loan losses totaled $6.2 million for the three months ended March 31, 2012 as compared to $4.4 million for the same period in 2011. Net interest margin annualized for the quarter ended March 31, 2012 was 2.71% compared to 3.09% as of March 31, 2011. Our net interest margin declined due to the decrease in gross loans, elevated levels of nonaccruing loans, and lower yields on investments. The effect of these factors more than offset the benefit of lower interest expense which declined to $3.2 million for the quarter ended March 31, 2012 as compared to $3.7 million for the same period ended March 31, 2011.

Non-Interest Income:

Non-interest income for the first quarter ended March 31, 2012 decreased $179,000 to $1.2 million from $1.4 million for the same period ended March 31, 2011, primarily due to lower loan participation premiums, and lower income from bank-owned life insurance. Changes to our merchant program caused both non-interest income and non-interest expense to decline by over $100,000, offsetting each other and leaving a net $11,000 reduction to net income.

Non-Interest Expense

Non-interest expense totaled $6.8 million for the first quarter ended March 31, 2012 as compared to $6.8 million for the same period in 2011. Our full time equivalent employees decreased to 195 at March 31, 2012 from 206 at March 31, 2011. Reduction of staff and other cost cutting initiatives resulted in lower expenses, but increased collections expenses, insurance and professional fees, caused the overall increase in non-interest expense. Further cost cutting efforts are underway for 2012, such as the planned closure of our Sanford office in May 2012.

Balance Sheet and Capital

Total assets of $934.5 million at March 31, 2012 decreased 2.9% compared to $962.7 million at March 31, 2011. Net cash, cash equivalents, and investments of $323.8 million at March 31, 2012 increased 31.95% compared to $245.4 million at March 31, 2011. Net loans of $560.3 million at March 31, 2012 decreased 15.0% compared to $659.2 million at March 31, 2011. Total deposits of $760.2 million at March 31, 2012 decreased 2.9% compared to $783.0 million at March 31, 2011. Total shareholders’ equity was $30.5 million at March 31, 2012, a decrease of 12.0% compared to $34.7 million at March 31, 2011. Book value per share at March 31, 2012 was $3.97 as compared to $4.59 at March 31, 2011.

Chairman, President, and Chief Executive Officer, Ayden R. Lee, Jr. states, “We are pleased to report net income for the first time in two years. As we celebrate our 100th anniversary it is exciting to return to profitability. Our employees and management have worked together to lower expenses and improve income wherever possible. Removing non-earning assets from our balance sheet is the challenge before us and we continue to strive to meet this challenge head-on.”

With $934.5 million in total assets as of March 31, 2012, the Company, through its wholly owned subsidiary, Four Oaks Bank & Trust Company, offers a broad range of financial services through its seventeen offices in Four Oaks, Clayton, Smithfield, Garner, Benson, Fuquay-Varina, Wallace, Holly Springs, Harrells, Sanford, Zebulon, Dunn, Rockingham, Southern Pines, and Raleigh, North Carolina. Four Oaks Fincorp, Inc. trades through its market makers under the symbol of FOFN.

Information in this press release may contain forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, our ability to comply with the Written Agreement we entered with the Federal Reserve Bank of Richmond and the North Carolina Office of the Commissioner of Banks in May 2011, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates on the level and composition of deposits, the effects of competition from other financial institutions, our ability to raise capital and continue as a going concern, the failure of assumptions underlying the establishment of the allowance for loan losses, our ability to maintain an effective internal control environment, and the low trading volume of the Company’s common stock. Additional factors that could cause actual results to differ materially are discussed in the Company’s filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. The Company does not undertake a duty to update any forward-looking statements in this press release.

CONTACT:
Four Oaks Fincorp, Inc.
Ayden R. Lee, Jr., Chairman, President, and Chief Executive Officer
or
Nancy S. Wise, Executive Vice President and Chief Financial Officer
919-963-2177